Exhibit 4.486
AMENDMENT AGREEMENT NO. 5
Dated 8 September 2011
for
CLOSURE SYSTEMS INTERNATIONAL HOLDINGS (HUNGARY) KFT.
as Chargor
and
WILMINGTON TRUST (LONDON) LIMITED
as Chargee

RELATING TO A CHARGE AND SECURITY DEPOSIT OVER BANK
ACCOUNTS AGREEMENT
DATED 29 JANUARY 2010 AS AMENDED ON 4 MAY 2010, 16
NOVEMBER 2010, 1 FEBRUARY 2011 AND 9 FEBRUARY
2011

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on 8 September 2011
BETWEEN:
(1)	Closure Systems International Holdings (Hungary) Vagyonkezelő Korlátolt Felelősségű Társaság, a limited liability company incorporated under the laws of Hungary, having its registered office as at the date of this Agreement at Berényi út 72-100., 8000 Székesfehérvár, Hungary, registered with the Fejér County Court acting as court of registration under registration number Cg. 07-09-015084, as chargor under this Agreement (hereinafter referred to as the “Chargor”);
and
(2)	Wilmington Trust (London) Limited, acting as chargee under this Agreement, in its capacity as collateral agent acting on behalf and for the benefit of the Secured Parties (as defined below), as appointed under the First Lien Intercreditor Agreement and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assign in such capacity, referred to as the “Collateral Agent” or the “Chargee”);
(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.
RECITALS:
(A)	The Parties hereby declare that the Charge and Security Deposit over Bank Accounts Agreement (as defined below) was originally concluded on 29 January 2010 between the Chargee and the Chargor, pursuant to both (i) a credit agreement dated 5 November 2009 (as subsequently amended, amended and restated, supplemented and/or as otherwise modified) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Pactiv Corporation, Closure Systems International B.V., the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between, among others, Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as modified, amended or supplemented from time to time (the “2009 Indenture”), and the Charge and Security Deposit over Bank Accounts Agreement was amended pursuant to, among others, (x) an indenture dated 15 October 2010 between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as modified, amended or supplemented from time to time (the “2010 Indenture”) and (y) an indenture dated 1 February 2011 between, among others, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as modified, amended or supplemented from time to time (the “February 2011 Indenture”).
(B)	In connection with the Credit Agreement, the 2009 Indenture, the 2010 Indenture and the February 2011 Indenture certain parties have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009 Indenture, Credit Suisse AG as representative under the Credit Agreement and each grantor that are parties thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010, which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).
(C)	Pursuant to an amendment no. 6 and incremental term loan assumption agreement (the “Amendment No. 6”) dated 9 August 2011, and entered into between, among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Pactiv Corporation, Closure Systems International B.V., the other borrowers party thereto, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, the Credit Agreement has been amended and restated in the form of Annex A thereto (the “Second Amended and Restated Credit Agreement”).
(D)	Pursuant to an indenture (the “August 2011 Secured Notes Indenture”) dated 9 August 2011 and entered into between, among others, RGHL US Escrow II Inc. and RGHL US Escrow II LLC (collectively, the “August 2011 Escrow Issuers”), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “August 2011 Secured Notes”) were issued by the August 2011 Escrow Issuers. On or about the date hereof, the August 2011 Secured Notes shall be released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
(E)	The obligations in respect of the August 2011 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) will or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement.
(F)	As a consequence of the execution of the Amendment No. 6, the Second Amended and Restated Credit Agreement and the issuance of the August 2011 Secured Notes, the Parties agreed to amend the Charge and Security Deposit over Bank Accounts Agreement and enter into this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“ Charge and Security Deposit over Bank Accounts Agreement” means the charge and security deposit over bank accounts agreement concluded in the form of a notarial deed dated 29 January 2010, as amended on 4 May 2010, 16 November 2010, 1 February 2011 and 9 February 2011 between the Chargor and the Chargee.
1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Charge and Security Deposit over Bank Accounts Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Charge and Security Deposit over Bank Accounts Agreement shall have effect as if set out in this Agreement.
1.3	Clauses
In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.
2.	AMENDMENTS TO THE CHARGE AND SECURITY DEPOSIT OVER BANK ACCOUNTS AGREEMENT
With effect from the date of this Agreement:
(a)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement in alphabetical order:

““ August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Secured Notes Indenture, including their successors in interest.”

“ August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.”

“ August 2011 Secured Notes Indenture” means the indenture dated 9 August 2011, among the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC, respectively, and one or more supplemental indentures being entered into between, among others, the

August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, attached as Part VIII of Schedule 3 (August 2011 Secured Notes Indenture) to this Agreement.”

“ August 2011 Incremental Assumption and Amendment Agreement” means the amendment no. 6 and incremental term loan assumption agreement dated 9 August 2011 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGAA, SIG Austria Holding GmbH, Closure Systems International B.V. and Pactiv Corporation as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the other Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time, the text of which is attached as Part IX of Schedule 3 (August 2011 Incremental Assumption and Amendment Agreement) to this Agreement.”

(b)	Clause 2.1 (i) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced in its entirety with the following wording:
“(i) USD 9,570,000,000 (that is nine billion and five hundred seventy million U.S. $) and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus”
(c)	Schedule 3 of the Charge and Security Deposit over Bank Accounts Agreement shall be supplemented with Schedule A (Part VIII of Schedule 3 (August 2011 Secured Notes Indenture)) of this Agreement.

(d)	Schedule 3 of the Charge and Security Deposit over Bank Accounts Agreement shall be supplemented with Schedule B (Part IX of Schedule 3 (August 2011 Incremental Assumption and Amendment Agreement)) of this Agreement.
3.	CONTINUITY AND FURTHER ASSURANCE
3.1	Continuing obligations
The provisions of the Charge and Security Deposit over Bank Accounts Agreement shall, save as amended by this Agreement, continue in full force and effect.
3.2	Further assurance
The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS
The provisions of clause 10 (Remedies and waivers), clause 11 (Severability), clause 15 (Notices) and clause 17 (Jurisdiction) of the Charge and Security Deposit over Bank Accounts Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.
5.	GOVERNING LAW
This Agreement is governed by Hungarian law.
6.	RIGHTS OF THE COLLATERAL AGENT
Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Charge and Security Deposit over Bank Accounts Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.

SCHEDULE A
“SCHEDULE 3
Part VIII
AUGUST 2011 SECURED NOTES INDENTURE”
(To Be Inserted)

SCHEDULE B
“SCHEDULE 3
Part IX
AUGUST 2011 INCREMENTAL ASSUMPTION AND AMENDMENT AGREEMENT”
(To Be Inserted)

SIGNATURES

Closure Systems International Holdings (Hungary) Kft. - as Chargor
By:

Wilmington Trust (London) Limited - as Chargee
By: